Exhibit 99.1

News Release
For more information contact:
Dennis J. Zember Jr.
Executive Vice President & CFO

ABC BANCORP REPORTS 13% GROWTH IN

FIRST QUARTER EARNINGS

April 20, 2005

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $3.60 million, or $0.30 per diluted share, for the quarter ended March 31, 2005, a 13% improvement over the same quarter in 2004. For the first quarter of 2004, ABC reported net income of $3.19 million or $0.27 per diluted share. ABC credited the growth in earnings to improving net interest income and continued improvement in ABC’s already sound credit quality.

ABC’s return on assets for the first quarter of 2005 was 1.14% compared to 1.09% for the same quarter of 2004. Return on tangible equity for the Company improved from 13.72% during the period ending March 31, 2004 to 15.30% in the current quarter. Return on tangible equity improved primarily as a result of ABC’s recent acquisition in Florida which allowed ABC to begin leveraging its capital base.

Improving net interest income and net interest margin

Net interest income for the first quarter of 2005 was $12.12 million, an increase of $1.16 million or 10.6% over the first quarter of 2004. Interest income grew 12.1% during the current quarter to $17.56 million while interest expense grew 15.6% to $5.44 million. Interest income and the yield on earning assets for the first quarter, while showing improvement, were depressed slightly as ABC maintained an earning asset mix with an unusually high percentage of federal funds sold and short-term investments. This liquidity position was the combination of several factors, the most notable being the deposit growth from ABC’s traditional markets combined with the new deposits acquired in ABC’s acquisition in Florida late in 2004. As the first quarter of 2005 concluded, ABC noted a strong loan pipeline and improving bond yields and anticipates managing to lower levels of short-term assets during the remainder of 2005.

Despite a concentration in short term funding, ABC’s margin improved to 4.22% in the current quarter compared to 4.13% for the same quarter in 2004. Comparing the current quarter to the same period in 2004, ABC’s yield on earning assets increased from 5.88% to 6.08% while ABC’s cost of funds increased from 2.06% to 2.21%.

Strong credit quality

ABC’s focus on credit quality continues to produce positive results. Non-performing assets fell 27.3% to $5.54 million from March 31, 2004 to March 31, 2005. As a percentage of loans, non-performing assets improved from 0.91% at March 31, 2004 to 0.62% at March 31, 2005. Net recoveries for the quarter were $331,000, pushing ABC’s average net charge-offs down to 0.14% for the most recent four quarters. ABC’s allowance for loan losses at March 31, 2005 was $15.98 million, or 1.80% as a percentage of loans outstanding, compared to $15.21 million and 1.81%, respectively at March 31, 2004. The provision for loan losses during the current quarter was $152,000, a 51.1% decrease from the same quarter a year ago when ABC recorded $311,000 in provision expense. As a percentage of average assets, ABC’s provision for loan losses was 0.05%, roughly one-quarter the average expense for ABC’s peer group. Ed Hortman, ABC’s President and CEO stated that, “The credit quality at ABC is the result of continued focus on quality growth in our core markets. As we look to expand around our existing markets and leverage our capital base, our focus on quality growth and a sound balance sheet will remain.”

ABC Bancorp is headquartered in Moultrie, Georgia, and has 12 banking subsidiaries with 37 locations in Georgia, Alabama and northern Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED
	03/31/05	03/31/04
EARNINGS SUMMARY
Interest income	$17,558	$15,663
Interest expense	5,435	4,702
Net interest income	12,123	10,961
Provision for loan losses	152	311
Non-interest income	3,604	3,334
Non-interest expense	10,159	9,239
Income taxes	1,816	1,559

Net income	$3,600	$3,186

PER SHARE SUMMARY *
Income per weighted avg share - basic	$0.31	$0.27
Income per weighted avg share - diluted	$0.30	$0.27

OPERATING RATIOS (annualized)
Net interest margin	4.22%	4.13%
Yield on earning assets	6.08%	5.88%
Cost of funds	2.21%	2.06%
Return on assets	1.14%	1.09%
Return on equity	11.80%	11.06%
Return on tangible equity	15.30%	13.72%
Efficiency	64.60%	64.29%

ENDING BALANCES
Total assets	$1,260,031	$1,168,385
Earning assets	1,159,778	1,083,229
Intangible assets	27,770	22,320
Loans, gross	888,368	840,724
Allowance for loan losses	15,976	15,211
Deposits	992,409	891,219
Stockholders’ equity	121,879	115,877

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED
	03/31/05	03/31/04
AVERAGE BALANCES
Total assets	$1,263,521	$1,164,152
Earning assets	1,157,106	1,069,623
Loans, net of reserve	859,059	827,108
Deposits	989,682	887,039
Equity	121,999	115,201

ASSET QUALITY
Nonperforming loans	$5,111	$6,319
Nonperforming assets	5,542	7,623
Net loan charge-offs (recoveries)	(331)	63
Allowance for loan loss to loans	1.80%	1.81%
Net loan charge-offs (recoveries) to average loans	-0.04%	0.01%
Nonperforming assets to gross loans plus ORE	0.62%	0.91%
Allowance for loan loss to nonperforming assets	288.27%	199.54%

CAPITAL
Book value per share *	$10.28	9.89
Tangible book value per share *	7.94	7.98
Common shares outstanding *	11,855,622	11,718,216
Shares traded during period *	1,210,920	951,701
Average daily volume *	19,851	15,350
Stockholders’ equity to total assets	9.67%	9.92%
Total risk based capital ratio	15.59%	15.92%

OTHER INFORMATION
FTEs	536	473
Assets per FTE	$2,351	$2,470
Branch locations	38	35
Deposits per branch location	26,116	25,463

*	Number of shares and per share data for 2004 adjusted to reflect the six-for-five split as of 3/15/05.